Exhibit 10.80

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 15th day of July, 2019, by and between Micron Solutions, Inc. (“Micron”), with its principal place of business located in Fitchburg, Massachusetts, and Wayne Coll (“Employee”), who resides in Natick, Massachusetts.  Micron and Employee are collectively referred to herein as the “Parties.”

WHEREAS, Micron desires to retain the services of Employee as Chief Financial Officer (“CFO”) of Micron and Employee desires to be employed by Micron in such capacity, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and undertakings herein, each party agrees as follows:

1.Employment and Duties.  Micron hereby agrees to employ Employee, and Employee hereby accepts employment, as CFO, upon the terms and conditions hereinafter set forth.  In his capacity as CFO, Employee, to the best of his abilities, shall be responsible for performing the duties commensurate with his position.  Employee shall report to Micron’s President and Chief Executive Officer (the “President”), and Employee agrees to perform such duties as the President may assign to him provided said duties are within the scope of duties customarily performed by an employee in the position of CFO.

Employee agrees that he is an employee-at-will, and, as such, his employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of either Employee or Micron.

If Employee dies or becomes totally disabled during the term of this Agreement, Employee’s employment and salary and other benefits that are otherwise due and payable as of the end of that month shall terminate at the end of the month during which death or total disability occurs, and no other compensation or benefits shall be paid to Employee.  For the purposes of this Agreement, Employee shall be deemed to be “totally disabled” if he has been unable to perform his duties by reason of medical condition for 90 days in any 365-day period, all as determined in good faith by Micron’s President.

2.Exclusive Services.  Employee agrees that he will, during the employment term, devote his entire working time, attention and best efforts to the performance of the duties as aforesaid and to the business and interests of Micron, and he shall perform such duties as may be assigned to him ably, faithfully and diligently.  During the term of the Agreement, Employee agrees not to directly or indirectly engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the President, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that he is currently involved in, or may become involved in, and that does not interfere with his ability to perform his duties under this Agreement.

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Employee hereby represents and warrants that he is not now subject to any agreement which is or would be inconsistent or in conflict with his obligations hereunder.

3.Compensation.

(a)

Base Salary.  As compensation for the services to be rendered by Employee under this Agreement, Micron agrees to pay, and Employee agrees to accept a base salary at the annualized rate of $200,000.  Employee’s salary shall be payable in accordance with Micron’s regular payroll practices, subject to withholding and other applicable taxes.  Employee will be eligible for an annual compensation review after one full year of service and each successive year thereafter.

(b)

Signing Bonus.  Employee shall receive a one-time signing bonus in the form of an incentive stock option to purchase 30,000 shares of Micron common stock at an exercise price per share equal to the fair market value per share on the date of grant (the “Option”).  The Option will be subject to the terms of the Plan.  Except as otherwise provided in the Plan, the Option shall vest over a four-year period, vesting as to 25% of the shares underlying the Option on the first anniversary of the grant date and each anniversary date thereafter until fully vested.  The Option shall expire ten (10) years from the date of grant and will fully vest upon a “Change in Control” (as defined in Section 8(b) below).  The Parties acknowledge that if and to the extent the options that vest in a year exceed the ISO limit under the Internal Revenue Code (the “Code”), the options will be nonqualified stock options.

(c)

Performance Bonus.  Every year Employee is employed by Micron, he shall be eligible to receive compensation under Micron’s Executive Incentive Plan, provided that such Plan remains in effect.  The specific goals criteria and target for earning such compensation will be mutually agreed upon by the Parties within the context of the Executive Incentive Plan and in good faith by the Parties at the start of each performance bonus measurement year.  The target bonus will be 25% of annual salary at plan, paid, at Micron’s sole discretion, in cash or equity (or any combination thereof) in accordance with the 2010 Equity Incentive Plan and will be updated with the 2019 successor plan.     The Executive Incentive Plan includes a Long Term Incentive Plan (LTIP) to award executives for achievement of Micron’s strategic objectives that lead to maximization of shareholder value.  LTIP awards shall be 100% in the form of stock-based compensation as stock grants (“grants”) stock options (“options”), Restricted Stock Units (RSUs) at the discretion of Micron, or other forms of stock based compensation in accordance with Micron’s 2010 Equity Incentive Plan or any successor plan (the “Plan”).

All of Employee’s compensation is subject to deductions for regular payroll taxes and withholding, as required by State and Federal law, as well as other deductions that Employee authorizes.

(c)  Fringe Benefits.  Employee also shall be entitled to the following benefits in each year of this Agreement:

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(i)  Employee shall be eligible to participate in Micron’s various benefit plans (including health, dental, life, disability and retirement) on the same basis as Micron’s other employees; and

(ii)  Employee shall be eligible to receive four  (4) weeks’ paid time off (“PTO”) which can be used pursuant to Micron’s PTO policy, along with any other paid time off benefits offered to other employees, including paid holidays.

4.Confidentiality.  Employee is aware that Micron develops and utilizes, and that he has had and will continue to have, access to valuable technical and nontechnical trade secrets and confidential information including, but not limited to, knowledge, information and materials about Micron’s trade secrets (as “trade secret” is defined in M.G.L. Chapter 93L), mailing lists, methods of operation, advertiser lists, advertisers, customer lists, customers or clients, products, services, know-how, business plans and confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to Micron which are not in the public domain (“Confidential Information”), all of which constitutes a valuable part of the assets of Micron which Micron seeks to protect.

Accordingly, Employee shall not at any time during or after the termination of his employment by Micron for any reason, reveal, disclose or make known to any person (other than as may be required by law or in the performance of his duties), or use for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee.

Employee represents and warrants that he has not revealed, disclosed or made known to any person (other than as may be required by law or in the performance of his duties), or used for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee.

Upon cessation of Employee’s employment, no documents, records or other matter or information belonging to Micron, whether prepared by Employee or otherwise, and relating in any way to the business of Micron shall be taken or kept by Employee without the written consent of Micron.

5.Non-Solicitation.  Employee acknowledges that, in the course of his employment by Micron, he will have access to Micron’s Confidential Information, and he will be intimately and directly involved in developing and maintaining Micron’s goodwill and serving Micron’s customers and prospective customers.  Accordingly, Employee agrees that during his employment by Micron and for a period of one (1) year after such employment has ceased for any reason, Employee shall not, without the prior written consent of Micron:

(i)  directly or indirectly solicit or accept any business substantially similar to that done by Micron from any person, company, firm or organization, or any affiliate of the foregoing, which is or was a customer or Active Prospect of Micron during the one (1) year period prior to the end of Employee’s employment at Micron, for or on account of any individual, business enterprise, firm, partnership, association or corporation other than Micron; or

(ii) directly or indirectly solicit the employment of, entice away, or in any other manner persuade or attempt to persuade any person employed by Micron to leave such employment.

For the purposes of this Agreement, “Active Prospect” means an entity with which Micron has engaged in substantial discussions regarding the possibility of doing business with Micron during the 12-month period prior to Employee’s separation from employment.

The one-year Non-Solicitation restriction set forth above in this Section 5 shall be extended to two (2) years if Employee (a) unlawfully takes, physically or electronically, property belonging to Micron and/or (b) becomes employed or otherwise engaged by, or obtains any ownership interest in, Select Engineering in Fitchburg, MA.

6.Innovations.

(a)  Employee hereby assigns, transfers and conveys to Micron and its successors and assigns the entire right, title, and interest in any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not they are made, conceived or reduced to practice during working hours or using any of Micron’s data or facilities) (collectively, “Innovations”) which Employee makes, authors, conceives, reduces to practice or otherwise acquires during any period of his employment by Micron (either solely or jointly with others), and which are related to Micron’s present or planned business, Micron’s services or products, and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.  The Innovations shall be the sole property of Micron and shall at all times be held by Employee in a fiduciary capacity for the sole benefit of Micron.

(b)  All such Innovations that consist of works of authorship capable of protection under copyright laws shall be prepared by Employee as works made for hire, with the understanding that Micron shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws.  The foregoing notwithstanding, to the extent that any such Innovations is not deemed a work made for hire, Employee hereby assigns to Micron the entire right, title, and interest in such Innovations and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.

(c)  Employee shall maintain adequate and current written records of all such Innovations, which shall be available to and remain the sole property of Micron at all times.  Employee shall promptly disclose to Micron the details of any and all such Innovations and shall provide Micron with all information relative thereto.  Employee, without further compensation, shall fully cooperate with and assist Micron in obtaining and enforcing for its own benefit patents and copyright registrations on and in respect of such Innovations in all countries in all ways that Micron may request, to secure and enjoy the full benefits and advantages of such Innovations, including executing any and all documents that Micron deems necessary to obtain, maintain, and/or enforce its rights in such Innovations and providing any testimony required to obtain, maintain, and/or enforce such Innovations.  Employee agrees, for himself, and his heirs, legal representatives and assigns, without further compensation, to execute further assignments and other lawful documents as Micron may reasonably request to effectuate fully this assignment.  Employee understands that his obligations under this section shall continue after the termination of his employment by Micron.

7.Injunctive Relief.  Employee acknowledges that the restrictions contained in Sections 4, 5, and 6 above, in view of the nature of the business in which Micron is engaged, are reasonable and necessary to protect the legitimate interests of Micron.  Employee understands that the remedies at law for his violation of any of the covenants or provisions of Sections 4, 5, or 6 may be inadequate, that such violations may cause irreparable injury within a short period of time, and that Micron shall be entitled to seek preliminary injunctive relief and other injunctive relief against such violation.  Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Micron shall have in law and equity for the enforcement of those covenants and provisions.

8.Severance Benefits.

(a)Termination Without Cause Severance Benefits.

As set forth in Section 1 above, Employee’s employment by Micron is on an at-will basis.  However, in the event that Employee’s employment is involuntarily terminated without Cause (as defined below) and for reasons unrelated to Employee’s death or disability, and provided that Employee executes and does not revoke the separation agreement described in Section 8(c) (the form of which will be substantially similar to the form attached hereto as Exhibit A (the “Separation Agreement”)), then Micron will pay Employee severance for  (12) weeks.

For the purposes of this Section 8(a), “Cause” shall mean (i) willful and deliberate misconduct by Employee, such as being under the influence of drugs or alcohol on the job during regular work hours, dishonesty, misappropriation of assets, insubordination or refusal to follow reasonable directives and other material misconduct of comparable magnitude and kind; (ii) willful neglect of duty or other material breach of this Agreement by Employee; (iii) commission of any act of fraud involving Micron, involvement in any material conflict of interest or self-dealing involving Micron, or conviction of a felony or any offenses involving moral turpitude or any criminal offense involving Micron; (iv) any act or omission by Employee which has a material adverse effect on the business activities, financial condition, affairs or reputation of Micron; (v) material violation of any of Micron’s policies; or (vi) Employee’s failure or refusal to perform a substantial or important portion of his duties under this Agreement (for a reason other than illness or incapacity) after thirty (30) days’ notice and opportunity to cure (a good faith determination as to whether the Employee has cured such cause will be made by Micron’s President and Chief Executive Officer in his discretion).

(b)  Change in Control Severance Benefits.  In the event that Employee’s employment involuntarily terminates as a result of Micron’s “Change in Control” (as defined below), and provided that Employee executes and does not revoke the Separation Agreement, Employee will be paid severance in an amount which is equivalent to his regular bi-weekly salary (at the rate then in effect) for a period of twenty six  (26)  weeks.

For the purposes of this provision, a “Change in Control” is defined as (i) a merger or consolidation of Micron in which the stockholders of Micron immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity, and is a change of ownership under Treasury Regulations Section 1.409A-3(i)(5)(v) or a change in effective control of Micron under Treasury Regulation Section 1.409A-3(i)(5)(vi) or (ii) the sale of a substantial portion of Micron’s assets, as defined under Treasury Regulation Section 1.409A-3(i)(5)(vii), in one transaction or in a series of related transactions.

(c)  Separation Agreement.  Micron’s obligation to provide Employee with the severance payments and benefits described above shall be subject to, and conditioned upon, Employee’s executing and not revoking the Separation Agreement.  Any negotiations and/or revisions made or to be made to the Separation Agreement to be executed after Employee’s separation shall not affect or extend the 21-day period under the Older Workers Benefit Protection Act (OWBPA), whether such revisions are material or immaterial.  Further, any severance payments owed to Employee hereunder will begin to be paid within fourteen (14) days after the Separation Agreement becomes effective; provided, however, that if the period during which Employee has discretion to execute or revoke the Separation Agreement straddles two (2) calendar years, then payments will commence in the second of such years regardless of which year Employee actually signs and delivers the executed Separation Agreement.

(d)  Section 409A.  Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or to comply with the requirements of Code Section 409A and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent.  Micron shall have no obligation to Employee in the event of any failure of any payment or permitted deferral under the Agreement or any plan or agreement described in the Agreement to comply with Section 409A.  To the extent required for compliance with the requirements of Section 409A, references in the Agreement to a termination of employment shall mean a “separation from service” as defined by Section 409A.  If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A.

If Employee is deemed a “specified employee” for 409A purposes, all severance payments set forth herein to the extent such payments constitute non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall be delayed for a period of six (6) months following separation from service, or if earlier upon the date of Employee’s death.  In such case, Employee shall receive a catch-up single lump-sum cash payment equivalent to the amounts that would otherwise have been paid to Employee (in the absence of the delay) during the initial six-month period following separation from service, after which time any remaining monthly severance payment shall resume until all severance has been paid in full.  Such payments shall be paid in accordance with Micron’s payroll practice then in effect.

9.Mediation/Arbitration of Disputes.   In the event of a dispute between the Parties, Employee and Micron agree to work cooperatively to resolve the dispute amicably at appropriate, mutually determined management levels.  In the event that a resolution at such management levels does not occur, either party may submit the dispute to mediation.  Both Parties shall agree on one mediator and participate in said mediation in good faith.  If the matter has not been resolved pursuant to mediation within sixty (60) days of the commencement of such procedure, which may be extended by mutual agreement of the Parties, the dispute shall be settled by final and binding arbitration in Worcester, Massachusetts in accordance with the rules then prevailing of the American Arbitration Association (AAA).  Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, and each party shall bear his or its own costs, including attorneys’ fees.  Notwithstanding the foregoing, any dispute relating to Employee’s obligations pursuant to Sections 4, 5, or 6 above, and/or any of his obligations under the Separation Agreement, shall not be subject to the mediation/arbitration provisions set forth in this Section.

10.Agreement Binding Upon Successors.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries, provided, however, that Employee may not delegate his duties and obligations hereunder to any other person, and further provided that no assignment of this Agreement by Micron shall relieve Micron of any of its obligations under the terms of this Agreement.

11.Waiver of Breach.  The waiver of either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Micron or Employee.  The failure to enforce any provision(s) of this Agreement shall not be construed as a waiver of such provision(s).

12.Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Each provision of this Agreement or part thereof shall be severable.  If for any reason any provision or part thereof of this Agreement is finally determined to be invalid and contrary to, or in conflict with any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind each party.

13.Notices.  Any notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, to the address listed below for the Parties, or to such other address as any party may hereafter direct in writing to the other party.

To Micron:To Employee:

PresidentWayne Coll

Micron Solutions, Inc.17 Hillcrest Ave

25 Sawyer PasswayNatick, Ma 01760

Fitchburg, MA 01420

14.NOTICE REGARDING IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING.    An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

15.Entire Agreement; Amendment.  This Agreement contains the entire agreement of the Parties and supersedes any and all prior agreements between the Parties or Micron’s predecessors.  It may not be changed orally but only by an agreement in writing signed by both Parties hereto.

16.Governing Law.  This Agreement is made in, and shall be governed by, the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

17.Indemnification.  Micron agrees to indemnify, defend and hold Employee harmless from any acts, omissions and/or conduct that employee engaged in during his work with Micron and within the course and scope of his employment at Micron.

18.Acknowledgment.  Employee acknowledges that he has read and fully understands the terms of this Agreement; this Agreement was made available to Employee ten (10) business days prior to the date in which it became effective, and that Employee has been advised that he has the right to consult legal counsel prior to signing this Agreement.

IN WITNESS WHEREOF, the Parties hereto, individually or by their duly authorized representatives, have executed and delivered this Agreement to be effective as of the day and year first above written.

MICRON SOLUTIONS, INC.

_____________________By:____________________________

 Witness          William Laursen

       President and CEO

EMPLOYEE

______________________By:____________________________

Witness                                                           Wayne Coll

EXHIBIT A

AGREEMENT AND RELEASE

This Agreement and Release (the “Agreement”) is by and between Micron Solutions, Inc. (“Micron”), with its principal place of business located in Fitchburg, Massachusetts, and ______________________(“Employee”), who resides in _______________________, Massachusetts.  Micron and Employee are collectively referred to herein as the “Parties.”

WHEREAS, Employee’s employment with Micron terminated effective _______, _____ (the “Separation Date”);

WHEREAS, Micron is willing to provide to Employee certain benefits upon the termination of his employment with Micron; and

WHEREAS, Employee acknowledges that the benefits being provided to him by Micron are in addition to any benefits to which he might otherwise be entitled as a result of the termination of his employment.

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, the Parties hereto mutually agree as follows:

1. Severance Benefits.  Subject to the provisions of this Agreement, Micron shall pay Employee severance in an amount which is equivalent to his weekly salary (at the rate then in effect) for twelve  (12) weeks;  provided, however, that if Employee’s employment involuntarily terminates as a result of Micron’s “Change in Control” (as defined in the Employment Agreement), then Micron will pay Employee severance in an amount which is equivalent to his weekly salary (at the rate then in effect) for twenty six (26) weeks. Micron shall begin making the severance installment payments within fourteen (14) days following the expiration of the seven-day revocation period described below, after which the payments shall be paid according to Micron’s regular payroll schedule.

2.Unemployment Compensation.  Micron will not oppose any claim by Employee to obtain unemployment compensation benefits.

3.General Release of Claims.  In consideration of the foregoing, Employee, for himself, his heirs, administrators, executors and assigns, with full understanding of the content and legal effect of this release, hereby releases and discharges Micron and its related or affiliated entities, and its or their officers, partners, directors, shareholders, managers, members, agents, employees, attorneys, successors and assigns (individually and in their representative capacities, all of the foregoing being referred to herein as the “Releasees”), from and with respect to any and all debts, claims, demands, damages and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Employee now has or ever had against the Releasees, arising to the date of this Agreement including, without limitation on the foregoing, those arising out of or in any manner relating to Employee’s employment by Micron or the termination of his employment by Micron, or those arising from any other dealings with Releasees, including, without limitation, any claim for reinstatement, back or future pay, bonuses, fringe benefits, medical expenses, relocation expenses, outplacement services, attorneys’ fees, expenses, or compensatory, consequential or exemplary damages; any and all claims under federal, state and local laws which prohibit discrimination (including, without limitation, claims of discrimination based on race, religion, national origin, sex, age, disability or handicap, sexual orientation and gender identity); the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act (OWBPA); including, but not limited to, any and all claims under any other state, federal or municipal law, statute, public policy, order, or regulation affecting or relating to the claims or rights of employees and including any and all claims of fraud, misrepresentation and loss of consortium; and all claims and suits in tort or contract.

This release of claims specifically includes, but is not limited to, all claims and rights under the Massachusetts Wage Act, M.G.L. Chapter 149, §§148, 150, et seq. and M.G.L. Chapter 151, Section 1, et seq., all as amended, including, but not limited to, any claims regarding vacation pay, which Employee has, or ever had against the Releasees arising to the date of this Agreement, and all other wage and benefit claims arising out of or otherwise related to Employee’s employment, or separation from employment, with Micron.

Employee not only releases and discharges the Releasees from any and all claims as stated above that he could make on his own behalf or on behalf of others, but also those claims that might be made by any other person or organization on his behalf, and he specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Releasees are made.

The recitation of specific claims in this Section is without prejudice to the general release in this Section and is not intended to limit the scope of the general release.  This release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.

4.Waiver of Rights and Claims under the ADEA.  Since Employee is 40 years of age or older, he is hereby informed, in writing, that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended (ADEA).

(a)  Waiver in Exchange for Consideration.  Employee agrees that, in exchange for the consideration described in Section 1 of this Agreement, consideration to which he would not otherwise be entitled to receive, he specifically and voluntarily waives such rights and/or claims under the ADEA he might have against Micron to the extent such rights and/or claims arose prior to the date this Agreement was executed.

(b)  No Waiver of Claims Arising after Execution of Agreement.  Employee understands and agrees that he is not waiving any rights or claims under the ADEA that may arise after the date this Agreement is executed.

(c)  Knowing and Voluntary.  Employee agrees that he has carefully read and fully understands all of the provisions of this Agreement, and that he knowingly and voluntarily agrees to all of the terms set forth in this Agreement.  Employee acknowledges that in entering into this Agreement, he is not relying on any representation, promise or inducement made by Micron or its attorneys, with the exception of those promises described in this document.

5.Accord and Satisfaction.  The payment of the severance amounts set forth in Section 1 above shall, together, be a complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Releasees to Employee, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorneys’ fees, or other costs or sums.

6.Restrictive Covenants.  Employee acknowledges and agrees to abide by the confidentiality, non-solicitation, and innovations provisions of his Employment Agreement with Micron (collectively the “Restrictive Covenants”), and he represents and warrants that he has complied with all of those provisions, as applicable, through his execution of this Agreement.  Employee acknowledges that the restrictions contained in Restrictive Covenants, in view of the nature of the business in which Micron is engaged, are reasonable and necessary to protect the legitimate interests of Micron.  Employee understands that the remedies at law for his violation of any of the covenants or provisions of Restrictive Covenants may be inadequate, that such violations may cause irreparable injury within a short period of time, and that Micron shall be entitled to seek preliminary injunctive relief and other injunctive relief against such violation.  Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Micron shall have in law and equity for the enforcement of those covenants and provisions.

7.Return of Micron Property.  Employee represents and warrants that he has: (a) returned to Micron any and all property of Micron, including any files, books, manuals, keys, software, documents or equipment, which was in his possession, custody or control; and (b) deleted any and all software and electronically-stored data which is the property of Micron and which may have been contained on his home computer or other electronic device.

8.Non-Disparagement.  Employee agrees that he will not make any negative, embarrassing or disparaging statements, either verbal or written, about Micron or any of its subsidiaries or affiliates, or any of its or their employees, former employees, officers, directors, shareholders, partners or customers.  To the extent that Micron receives any inquiries from prospective employers concerning Employee’s employment with Micron, Micron shall respond to each such inquiry by informing the inquirer only of Employee’s dates of employment and position held.

9.Non-Disclosure.  Employee agrees not to disclose the existence, provisions, terms or conditions of this Agreement to any person, unless required by law or compelled by legal process, except that disclosure may be made by Employee to his immediate family, attorney and/or tax or financial advisor.  The continued confidentiality of this Agreement and its terms is of the essence.

10.No Admission of Liability.  Neither anything contained herein nor the payment of any sum provided for herein nor the performance of any act pursuant hereto shall be construed as an admission by Micron of any liability of any kind to Employee.  Employee acknowledges that this Agreement does not constitute an admission by Micron that any action taken with respect to Employee was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, order, policy, rule or regulation.

11.Binding Agreement.  This Agreement shall be binding upon Employee, Micron, and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of Employee, Micron and the Releasees and each of them, and to their respective heirs, administrators, representatives, executors, successors and assigns.

12.Severability.  Each provision and the subparts of each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable by law, a court may, in its discretion, reform or otherwise revise the non-competition provisions so as to render them valid and enforceable to the extent necessary to protect Micron’s legitimate business interests.  The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the Parties.

13.Waiver of Breach.  The waiver of either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Micron or Employee.  The failure to enforce any provision(s) of this Agreement shall not be construed as a waiver of such provision(s).

14.Assignment.  This Agreement shall be fully assignable by Micron, and may, without limitation of the foregoing, be assigned by Micron to a successor of Micron.

15.NOTICE REGARDING IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING.    An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

16.Entire Agreement.  This Agreement sets forth the entire agreement between the Parties hereto pertaining to the subject matter hereof, except as otherwise provided in this Agreement.

17.Governing Law.  This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

18.Opportunity to Review and Revoke.  Employee understands that he has twenty-one (21) days in which to consider this Agreement prior to signing it, but may waive all or part of the review period if he chooses.  Employee acknowledges that any changes to this Agreement, material or otherwise, do not restart the 21-day review period.  Employee understands further that, once he has signed this Agreement, he has seven (7) days in which to revoke it (the “Revocation Period”).  Employee understands that the Revocation Period is mandatory and may not be waived.  Employee understands and agrees that any notice of revocation he may wish to make must be in writing and received by Micron’s President and Chief Executive Officer within the Revocation Period.  Employee further understands that the Agreement does not become effective or enforceable and that no payment will be made under the Agreement until the Revocation Period has expired.  If Micron does not receive Employee’s written notice that he is exercising his right of revocation within the Revocation Period, the Agreement will automatically become effective as of the day following the Revocation Period.

19.Acknowledgment.  Employee acknowledges that he has read and fully understands the terms of this Agreement and Release; that, by this Agreement, he has been advised by Micron to consult with an attorney prior to executing this Agreement and Release; that he has consulted and received the advice of counsel regarding same or has had sufficient time and opportunity to do so; and that he has executed this Agreement and Release freely and voluntarily.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as an instrument under seal, as of the day and year first above written.

MICRON SOLUTIONS, INC.EMPLOYEE

__________________________________________________

William Laursen                                             President and CEO

Date: _______________Date: _______________

Client Matter/23832/00001/A5902623.DOCX[Ver:2]

Client Matter/23832/00001/A5902623.DOCX[Ver:2]